EXHIBIT 99.1

RE:	Schuff International, Inc.

1841 West Buchanan St.
Phoenix, AZ 85007
(602) 252-7787
www.schuff.com
TRADED: AMEX: SHF

NEWS
BULLETIN

FROM:

THE BERLIN GROUP, INC.
INVESTOR RELATIONS COUNSEL

     FOR FURTHER INFORMATION:

AT THE COMPANY:	AT THE BERLIN GROUP:
Michael R. Hill	Lawrence Delaney Jr.
Vice President/CFO	(714) 734-5000
(602) 417-8865

SCHUFF INTERNATIONAL ANNOUNCES
COMMENCEMENT OF CONSENT SOLICITATION

PHOENIX, Ariz., Wednesday, December 8, 2004—Schuff International, Inc. (AMEX: SHF), a family of companies providing fully integrated steel construction services, announced today the commencement of a consent solicitation relating to its 10 1/2% Senior Notes due June 2008. The record date for the consent solicitation is November 11, 2004. As of the record date, there was approximately $85 million aggregate principal amount of the Notes outstanding.

Pursuant to the consent solicitation, Schuff is requesting that Holders of the Notes consent to a proposed amendment to the Indenture relating to the Notes that would eliminate Schuff’s obligation under the Indenture to publicly file financial reports with the Securities and Exchange Commission if Schuff is no longer required to file these reports under federal securities laws and regulations. If the proposed amendment is approved, Schuff would no longer be required to publicly file financial reports with the SEC but would continue to make available to the Holders of the Notes financial information substantially similar to the financial reports it has provided since the issuance of the Notes. The consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes is required pursuant to the terms of the Indenture for the proposed amendment to be approved and binding on the Holders or any subsequent Holder of the Notes.

If the requisite consent is received, Schuff will pay to each consenting Holder a consent fee of $0.25 per $100 principal amount of Notes owned by that Holder as of the record date for which consent is given. The consent solicitation expires at 5:00 p.m., New York City time, on Monday, December 20, 2004, unless terminated or extended by Schuff in its sole discretion. At Schuff’s option, if the requisite consents are obtained prior to the expiration date, the proposed amendment will become effective promptly following receipt of the requisite consents. Accordingly, Holders of Notes that do not deliver their consents on or before the date on which

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Schuff International Announces
Commencement of Consent Solicitation

the requisite consents have been obtained may not receive the consent fee. Holders of Notes that do not deliver their consents on or before the expiration date will not be eligible to receive the consent fee.

This announcement is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of consent with respect to any securities. The consent solicitation is being made solely by the Consent Solicitation Statement of Schuff International, Inc. dated December 8, 2004.

Guggenheim Capital Markets, LLC is serving as the Solicitation Agent in connection with the consent solicitation. Any questions regarding the terms of the consent solicitation should be directed to the Solicitation Agent at 212-381-7500, Attention: Joe Bencivenga. Global Bondholder Services Corporation is serving as Tabulation Agent and Information Agent in connection with the consent solicitation. Questions regarding the delivery procedures for the consents and request for additional copies of the Consent Solicitation Statement or related documents should be directed to the Information Agent at 212-430-3774.

Schuff International, Inc. is a family of steel fabrication and erection companies providing a fully integrated range of steel construction services, including design engineering, detailing, joist manufacturing, fabrication and erection, and project management expertise. The company has multi-state operations primarily focused in the U.S. Sunbelt.

Contact:

Schuff International, Inc.
1841 W. Buchanan St.
Phoenix, AZ 85007
Attention: Michael R. Hill
602-417-8865
michael.hill@schuff.com

Solicitation Agent:

Guggenheim Capital Markets, LLC
135 E. 57th St., 8th Floor
New York, NY 10022
Attention: Joseph Bencivenga
212-381-7500
joseph.bencivenga@guggenheimcm.com

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Schuff International Announces
Commencement of Consent Solicitation

Information Agent:

Global Bondholder Services Corporation
65 Broadway, Suite 704
New York, NY 10006
Attention: Corporate Actions
212-430-3774
Toll free: 866-488-1500
Attention: Harvey Eng
heng@gbsc-usa.com

For more information, please visit the company’s Web site, http://www.schuff.com.

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